Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ProLogis:
We consent to use of our reports dated March 14, 2006, with respect to the consolidated balance sheets of ProLogis and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 18, 2006